As filed with the Securities and Exchange Commission on February 2, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HFF, Inc.
(Exact name of Registrant as specified in its charter)
One Oxford Centre,
301 Grant Street, Suite 600

Delaware	Pittsburgh, PA 15219	51-0610340
(State of	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer
Incorporation)		Identification No.)
HFF, Inc.
2006 Omnibus Incentive Compensation Plan
(Full Title of the Plan)
John H. Pelusi
Chief Executive Officer
One Oxford Centre,
301 Grant Street, Suite 600
Pittsburgh, PA 15219
(412) 281-8714
(Name, address, and telephone number, including area code, of agent for service)
With a Copy to:
James A. Lebovitz, Esq.
Brian D. Short, Esq.
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104-2808
(215) 994-4000
CALCULATION OF REGISTRATION FEE

Title Of		Proposed	Proposed
Securities	Amount	Maximum	Maximum	Amount Of
To Be	To Be	Offering	Aggregate	Registration
Registered	Registered	Price Per Share(1)	Offering Price(1)	Fee
Class A Common Stock, par value $.01 per share	3,500,000 shares	$18.60	$65,100,000	$7,000

(1)	The registration fee for the shares of Common Stock to be issued under the HFF, Inc. 2006 Omnibus Incentive Compensation Plan (the “Plan”) was calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), based on a price of $18.60 per share, the average high and low of Class A Common Stock, par value $.01 per share (“Common Stock”) of the Registrant as reported on the New York Stock Exchange on January 31, 2007. In addition, pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate amount of (a) interests to be offered or sold pursuant to the employee benefit plan described herein and (b) shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
     Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents of HFF, Inc. (the “Registrant”) and the HFF, Inc. 2006 Omnibus Incentive Compensation Plan (the “Plan”), filed or to be filed with the Commission, are incorporated by reference in this Registration Statement as of their respective dates:
               (a) The Registrant’s Prospectus dated January 31, 2007 filed pursuant to Rule 424(b) of the Securities Act (File No. 333-138579) on or about January 30, 2007;
               (b) the description of the Registrant’s Common Stock contained in the registration statement on Form S-1, filed on January 8, 2007, including any amendment or report filed for the purpose of updating such description;
               (c) all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement.
Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document, which is incorporated by reference into this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys fees). Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law.

     Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitations on liability for our directors.
     In connection with this offering, we will obtain liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description
4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment Number 2 to Registrant’s Registration Statement on Form S-1 filed by the Registrant on December 22, 2006 (file number 333-138579)).

4.2	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment Number 2 to Registrant’s Registration Statement on Form S-1 filed by the Registrant on December 22, 2006 (file number 333-138579)).

4.3	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 to Amendment Number 2 to Registrant’s Registration Statement on Form S-1 filed by the Registrant on December 22, 2006 (file number 333-138579)).

5.1	Opinion of Dechert LLP.

10.1	HFF, Inc. 2006 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.9 to Amendment Number 4 to Registrant’s Registration Statement on Form S-1 filed by the Registrant on January 8, 2007 (file number 333-138579)).

Exhibit Number	Description
23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dechert LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
               (ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided however, That: Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania, on this 31st day of January, 2007.

HFF, INC.
By:	/s/ John H. Pelusi, Jr.
John H. Pelusi, Jr.
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John H. Pelusi, Jr. and Greg R. Conley, as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date indicated.

/s/ John H. Pelusi, Jr. John H. Pelusi, Jr.	Chief Executive Officer, Director and Executive Managing Director (Principal Executive Officer)	January 31, 2007 Date

/s/ Gregory R. Conley Gregory R. Conley	Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2007 Date

/s/ John P. Fowler John P. Fowler	Director and Executive Managing Director	January 31, 2007 Date

/s/ Mark D. Gibson Mark D. Gibson	Director and Executive Managing Director	January 31, 2007 Date

/s/ Joe B. Thornton, Jr. Joe B. Thornton, Jr.	Director and Executive Managing Director	January 31, 2007 Date

/s/ John Z. Kukral John Z. Kukral	Director	January 31, 2007 Date

/s/ Deborah H. McAneny Deborah H. McAneny	Director	January 31, 2007 Date

/s/ George L. Miles, Jr. George L. Miles, Jr.	Director	January 31, 2007 Date

/s/ Lenore M. Sullivan Lenore M. Sullivan	Director	January 31, 2007 Date

/s/ McHenry T. Tichenor, Jr. McHenry T. Tichenor, Jr.	Director	January 31, 2007 Date

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment Number 2 to Registrant’s Registration Statement on Form S-1 filed by the Registrant on December 22, 2006 (file number 333-138579)).

4.2	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment Number 2 to Registrant’s Registration Statement on Form S-1 filed by the Registrant on December 22, 2006 (file number 333-138579)).

4.3	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 to Amendment Number 2 to Registrant’s Registration Statement on Form S-1 filed by the Registrant on December 22, 2006 (file number 333-138579)).

5.1	Opinion of Dechert LLP.

10.1	HFF, Inc. 2006 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.9 to Amendment Number 4 to Registrant’s Registration Statement on Form S-1 filed by the Registrant on January 8, 2007 (file number 333-138579)).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dechert LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page).